NEWSRELEASE

FOR IMMEDIATE RELEASE
March 1, 2006

Contacts:

Investors & Analysts Jay Gould Susan Stuart	(614) 480-4060 (614) 480-3878	Media Jeri Grier-Ball Maureen Brown	(614) 480-5413 (614) 480-4588

Investors & Analysts Roger Mann	(330) 438-1118	Media Sandy Upperman	(330) 438-4858

HUNTINGTON BANCSHARES AND UNIZAN FINANCIAL CORP.
COMPLETE MERGER

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) and Canton, Ohio-based Unizan Financial Corp. (NASDAQ: UNIZ) today announced that their merger, originally announced January 27, 2004, has been completed.

Under the terms of the amended merger agreement announced November 11, 2004, Unizan shareholders of record as of the close of trading on February 28, 2006, will receive 1.1424 shares of Huntington common stock for each share of Unizan. Based on the $24.05 closing price of Huntington’s common stock on February 28, 2006, this represents a price of $27.47 per Unizan share, and values the transaction at $610 million.

“We are very pleased to announce the completion of this merger,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “We look forward to a smooth transition for all Unizan customers. System conversions are scheduled for late April, which is also when signs on the Unizan banking offices will be changed to Huntington. Unizan customers can immediately access more than 900 Huntington ATMS free of charge. We also welcome the former Unizan associates to the Huntington family and are looking forward to their continued local leadership.”

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2005, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

About Huntington

Huntington Bancshares Incorporated is a $35 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 140 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 380 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,000 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, North Carolina, Pennsylvania, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.

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